FOR IMMEDIATE RELEASE		February 19, 2016
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Paul Mountain, (602) 250-4952
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2015 FULL-YEAR AND FOURTH-QUARTER RESULTS

•	Full-year results benefit from superior operational performance and cost management

•	Palo Verde Nuclear Generating Station repeats record-breaking performance

•	Fourth-quarter results positively impacted by lower O&M costs, favorable weather and higher retail energy sales

PHOENIX – Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $437.3 million, or $3.92 per diluted share, for full-year 2015. This result compares with net income of $397.6 million, or $3.58 per share, in 2014.

“Strong operational performance, improving economic conditions and an increase in retail customer sales helped us achieve solid year-end results at the top of our earnings guidance,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Our employees remain focused on creating value for customers and shareholders, including consistently working to minimize our costs, while maintaining reliable electric service.”

Brandt said “superb performance at the Palo Verde Nuclear Generating Station continues to benefit customers and our bottom line.” Palo Verde achieved its 24th consecutive year as the nation’s largest power producer and, for the eleventh time, exceeded its own record for power generation – producing 32.5 million megawatt-hours (MWh) of carbon-free electricity. Palo Verde remains the only U.S. generating facility to ever produce more than 30 million megawatt-hours in a year, an operational feat accomplished 11 separate times. In addition, the plant’s three units achieved a capacity factor of 94 percent.

Brandt cited several additional examples of the Company’s 2015 achievements:

•	For the fourth straight year, Pinnacle West increased its common dividend, raising it by 5.04 percent.

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The company proactively retired an additional 260 MW of coal generation in 2015, bringing its total amount retired since 2013 to 820 MW. As a result of these unit closures, the greenhouse gas emissions in the region will be reduced by almost six million metric tons per year, the equivalent of taking 1.28 million cars off the road.

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With completion of two additional 10-MW projects under the company’s solar program (AZ Sun) and the growing APS Solar Partner residential rooftop solar program, which is more than halfway toward its goal of 1,500 APS-owned installations, Arizona Public Service now has more than 900 MW of solar available to its customers.

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APS’s reliability for 2015 remained among the strongest in the industry despite one of the most challenging storm seasons in recent Arizona history. Powerful summer storms interrupted service to hundreds of thousands of customers. Nonetheless, the majority of customers were restored within 24 hours after each storm. For the year, the typical APS customer experienced less than one outage (0.82) on average (compared to a national industry median of 1.025 interruptions).

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APS ranked first in the West, and second in the nation, for most trusted brands among business customers of the 59 largest utilities in the U.S. by Cogent Reports, a division of Market Strategies International.

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All three major credit agencies rank both Pinnacle West’s and APS’s corporate credit ratings the equivalent of A- or higher, including Fitch and Moody’s, both of which upgraded the company one notch in May and June 2015, respectively. These ratings represent the company’s highest credit ratings since 1984.

For the quarter ended December 31, 2015, Pinnacle West reported consolidated net income attributable to common shareholders of $41.1 million, or $0.37 per diluted share. This result compares with net income of $5.4 million, or $0.05 per share, for the same period a year ago.

The 2015 fourth-quarter results comparison was positively impacted by the following major factors:

•
Lower operations and maintenance expenses increased results by $0.21 per share compared with the prior-year period. The lower expenses were largely the result of a reduction in planned fossil plant maintenance in the 2015 fourth quarter compared to the 2014 fourth quarter, as well as lower employee benefit costs.

The O&M variance excludes costs associated with renewable energy, demand side management and similar regulatory programs, which are largely offset by comparable amounts of operating revenues.

•
Adjustment mechanisms improved earnings by $0.12 per share compared to the 2014 fourth quarter. These adjustors included a Jan. 1, 2015, rate change reflecting acquisition of Southern California Edison’s interest in Units 4 and 5 of the Four Corners Power Plant; increased transmission revenues; revenue from the Company’s AZ Sun Program; and higher lost fixed cost recovery (LFCR) revenue.

•
Higher retail electricity sales – excluding the effects of weather variations, but including the effects of customer conservation, energy efficiency programs and distributed renewable generation – improved results $0.04 per share. Weather-normalized sales increased 0.6 percent, while total customer growth improved 1.3 percent quarter-over-quarter. Underlining an improving Arizona economy, weather-adjusted sales growth has been positive three of the past four quarters and full-year sales growth increased 0.7 percent. This pattern demonstrates that customer and usage growth outpaced the impacts of energy efficiency and distributed generation initiatives.

•
The effects of weather variations improved the Company’s earnings by $0.04 per share. Highlighted by November and December weather that was colder than normal, heating degree-days (a measure of the effects of weather) were about 60 percent greater than what they were in the 2014 fourth quarter and more than 30 percent better than normal

10-year historical averages. In addition, October residential cooling degree-days were 204 percent greater than a year ago.

•	The net effect of miscellaneous items increased earnings $0.01 per share.

The above positive factors were offset in part by higher depreciation and amortization expenses, largely associated with the Four Corners transaction and additional plant in service, which reduced earnings by $0.10 per share.

Financial Outlook
For 2016, the Company continues to expect its on-going consolidated earnings will be within a range of $3.90 to $4.10 per diluted share, on a weather-normalized basis, and to achieve a consolidated earned return on average common equity of more than 9.5 percent.

Key factors and assumptions underlying the 2016 outlook can be found in the fourth-quarter 2015 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2015 year-end and fourth-quarter results, as well as recent developments, at 11 a.m. ET (9 a.m. AZ time) today, February 19. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, Feb. 26, 2016, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 13627986.

About Pinnacle West Capital
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $15 billion, about 6,200 megawatts of generating capacity and 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•	new legislation or regulation including those relating to environmental requirements, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2015	2014	2015	2014
Operating Revenues	$ 734,430	$ 726,450	$ 3,495,443	$ 3,491,632
Operating Expenses
Fuel and purchased power	232,737	256,828	1,101,298	1,179,829
Operations and maintenance	222,019	260,503	868,377	908,025
Depreciation and amortization	125,109	106,776	494,422	417,358
Taxes other than income taxes	42,323	41,596	171,812	172,295
Other expenses	2,408	563	4,932	2,883
Total	624,596	666,266	2,640,841	2,680,390
Operating Income	109,834	60,184	854,602	811,242
Other Income (Deductions)
Allowance for equity funds used during construction	9,001	8,811	35,215	30,790
Other income	72	2,094	621	9,608
Other expense	(5,390)	(12,361)	(17,823)	(21,746)
Total	3,683	(1,456)	18,013	18,652
Interest Expense
Interest charges	48,895	48,604	194,964	200,950
Allowance for borrowed funds used during construction	(4,203)	(4,418)	(16,259)	(15,457)
Total	44,692	44,186	178,705	185,493
Income Before Income Taxes	68,825	14,542	693,910	644,401
Income Taxes	22,847	5,007	237,720	220,705
Net Income	45,978	9,535	456,190	423,696
Less: Net income attributable to noncontrolling interests	4,861	4,125	18,933	26,101
Net Income Attributable To Common Shareholders	$ 41,117	$ 5,410	$ 437,257	$ 397,595

Weighted-Average Common Shares Outstanding - Basic	111,149	110,765	111,026	110,626

Weighted-Average Common Shares Outstanding - Diluted	111,738	111,284	111,552	111,178
Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.37	$ 0.05	$ 3.94	$ 3.59
Net income attributable to common shareholders - diluted	$ 0.37	$ 0.05	$ 3.92	$ 3.58